Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 306-1650	Liz Saghi (805) 687-2038

LANDEC CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR 2005 RESULTS

Landec Achieves Record Revenues and Net Income

MENLO PARK, CA – July 19, 2005 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the fourth quarter and fiscal year ended May 29, 2005. Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Revenues for fiscal year 2005 were $205.2 million versus revenues of $192.1 million for fiscal year 2004. The Company reported net income for fiscal year 2005 of $5.4 million or $0.21 per diluted share compared to net income of $2.9 million or $0.12 per diluted share in the prior year.

Revenues for the fourth quarter were $56.2 million versus revenues of $58.4 million for the same period a year ago. The Company reported net income for the quarter of $4.6 million or $0.17 per diluted share compared to net income of $4.4 million or $0.17 per diluted share for the same period last year.

“With the results for fiscal year 2005, we achieved two significant milestones in reporting our most profitable fiscal year by generating over $5 million in net income and by exceeding $200 million in revenues for the first time in the Company’s history,” stated Gary Steele, Landec’s President and Chief Executive Officer. “We are pleased with our fiscal year 2005 results. Despite an approximate $1.1 million reduction in gross profits during our fourth fiscal quarter from produce sourcing issues at our food subsidiary, Apio, Inc., due to near record rains in the Western U.S. this past winter, we increased net income by 86% to $5.4 million and earnings per share to $0.21.”

During fiscal year 2005, Landec achieved the following key milestones:

Apio, Inc., Landec’s Food Subsidiary:

•	Increased year over year net income by nearly 75%.

•	Increased value-added specialty packaging vegetable revenues by 16% and gross profits by 10% compared to the prior fiscal year.

•	Increased sales of the value added vegetable tray line by 60% and the value-added 12-ounce product line by 13% compared to fiscal year 2004.

•	Entered into a joint technology development and supply agreement with Chiquita Brands International, Inc., for Apio to supply its proprietary banana packaging to Chiquita for sale with Chiquita® Brand bananas.

•	Successfully completed the first commercial market test and started the second commercial market test using Landec’s banana packaging technology with Chiquita Brand bananas.

•	Increased export gross profits by 15% compared to last year, despite revenues being flat due to export produce shortages during our fourth quarter.

•	Sold land acquired in a note receivable foreclosure for a $713,000 gain.

•	Reduced the negative net income impact from our banana program by $1.4 million.

Landec Ag, Landec’s Agricultural Seed Subsidiary:

•	Increased revenues by $2.0 million and gross profits by $362,000 compared to fiscal year 2004.

•	Introduced 26 new corn hybrids for 2005, bringing the line-up to 116 hybrid seed varieties it sold this past season.

•	Increased the Fielder’s Choice Direct® hybrid offerings that use Intellicoat® Early Plant® seed coating technology to 55, up from 32 last year.

•	Reported that Intellicoat Early Plant coated corn technology continues to perform well across all geographic areas with uniform stands, resulting in higher yields even when planted in adverse growing conditions.

•	Nearly doubled volume sales of Early Plant corn sold by other seed companies in fiscal year 2005 compared to fiscal year 2004.

Landec Consolidated:

•	Generated Company-wide cash from operations of $13.0 million.

•	Increased Company-wide working capital by 135% to $20.9 million.

•	Reduced Company-wide debt by 66% to $3.1 million and the debt to equity ratio to 4% from 15%.

•	Reduced Company-wide net interest expense by $447,000 or 69% compared to fiscal year 2004.

•	Sold 486,111 shares of Landec Common Stock to Chiquita for $3.5 million in cash in conjunction with the joint technology development and supply agreement.

“We had five primary objectives for fiscal year 2005: (1) grow our value-added specialty packaged food business, (2) grow our ag seed customer base and corresponding revenues for all of our seed products, (3) commercially launch our banana packaging technology, (4) continue to add strategic partner relationships in each of our businesses, and (5) increase revenues to over $200 million and double last year’s net income of $2.9 million. With the exception of increasing net income by 86%, we achieved all of our primary goals for fiscal year 2005,” stated Steele.

Apio, Inc. — Landec’s Food Subsidiary

“During the fourth quarter of fiscal year 2005, sales of our value-added specialty packaging vegetable products grew 11% to $30.3 million compared to $27.4 million for the same period last year. However, gross profits decreased 5% to $4.6 million from $4.8 million during the same period a year ago due to severe produce shortages during the first half of this year’s fourth quarter which affected our value-added sales volumes and gross margins and reduced our value-added gross profits in the fourth quarter by approximately $1.1 million,” stated Steele.

“For fiscal year 2005, sales of our value-added specialty packaging vegetable products grew 16% to $116.7 million compared to $101.1 million for the same period a year ago and gross profits increased 10% to $17.4 million from $15.8 million during the same period last year. Notably, sales of our value-added vegetable tray product line grew 35% during the fourth quarter and 60% for fiscal year 2005 compared to the same periods last year. In addition, sales of our value-added 12-ounce specialty packaged retail product line grew 16% during the fourth quarter and 13% for fiscal year 2005 compared to the same periods last year. According to A.C. Nielsen, Apio increased its position as the number one supplier of vegetable trays to retail grocery stores in the United States, capturing 46% of the vegetable tray market for the three months ended March 31, 2005, an increase of 9 percentage points from 37% for the three months ended March 31, 2004. This market share was based on sales for retail grocery stores with average annual revenues over $2 million that report to A.C. Nielsen,” added Steele.

“In our banana program, we have been working closely with Chiquita in developing packaging formats for use of our banana technology with Chiquita Brand bananas. The initial commercial market test of this innovative packaging and marketing concept has been successfully completed and the second much larger market test has begun,” stated Steele. “We are looking forward to continuing to expand market testing to different geographic areas and various new commercial outlets such as convenience stores, quick serve restaurants, drug stores and food service over the next few quarters. We also look forward to Chiquita’s entering into a banana supply agreement with their first commercial customer.”

Landec Ag, Inc. — Landec’s Seed Subsidiary

“During the fourth quarter, Landec Ag revenues grew 8% to $15.8 million compared to $14.6 million for the same period last year and gross profits were $5.5 million compared to $5.4 million during the same period a year ago,” commented Steele. “For fiscal year 2005, Landec Ag revenues increased over 8% to $25.6 million compared to $23.6 million during fiscal year 2004 and gross profits increased to $9.4 million from $9.1 million last year.”

The use of Landec Ag’s Intellicoat coated seed products by other seed companies also continues to grow. In fiscal year 2005, Early Plant corn was sold under the Fielder’s Choice Direct brand and by eight other seed companies on their seed brands. Volume sales of Early Plant by the other seed companies nearly doubled in fiscal year 2005 compared to fiscal year 2004.

Landec Consolidated

The improvement in net income for the fourth quarter of $226,000 compared to the same period last year is primarily due to (1) a $713,000 gain on the sale of land at Apio, (2) a $181,000 increase in gross profits for Landec Ag, (3) a $170,000 increase in gross profits in Apio’s banana packaging program and (4) a reduction in net interest and other expenses of $200,000. These improvements in net income were partially offset by (1) reductions in Apio’s gross profits in its value-added business of $257,000 and in its trading business of $271,000 due to severe produce shortages during the first half of this year’s fourth quarter and (2) a $375,000 increase in operating expenses at Apio primarily due to higher sales and marketing expenses.

The improvement in net income for fiscal year 2005 of $2.5 million compared to the same period last year is primarily due to (1) an increase in gross profits from Apio’s value-added vegetable business of $1.6 million, (2) a $362,000 increase in gross profits for Landec Ag, (3) an $877,000 increase in gross profits in Apio’s banana program, (4) a reduction in net interest and other expenses of $540,000, (5) a $220,000 increase in gross profits for Apio’s trading business and (6) a $713,000 gain on the sale of land at Apio. These improvements in net income were partially offset by (1) a $765,000 reduction in gross profits from Apio’s service business primarily due to gross profits generated in fiscal year 2004 from the domestic commodity vegetable business prior to its sale by Apio on June 30, 2003 and (2) a $784,000 increase in operating expenses at Landec Ag and Apio primarily due to higher sales and marketing expenses to generate increased revenues.

Commenting on the financial condition of the Company, Steele said, “During fiscal year 2005, we continued to pay down debt. We reduced our debt by $5.9 million to $3.1 million at May 29, 2005 from $9.0 million at May 30, 2004. The increase in cash, cash equivalents and marketable securities of $8.4 million during fiscal year 2005 was primarily due to cash flow from operations of $13.0 million and the sale of $3.5 million of Landec’s Common Stock to Chiquita and $1.6 million of cash received from the exercise of employee options, partially offset by the purchase of $3.7 million of property, plant and equipment and the net reduction of debt of $5.9 million. As of May 29, 2005, our cash and marketable securities balance was $14.8 million and we had $13.6 million available under our lines of credit. In addition, during fiscal year 2005 our working capital increased 135% to $20.9 million at May 29, 2005 from $8.9 million at May 30, 2004.”

“As a reminder about the seasonal nature of our business, seasonality is inherent in our two core businesses – Apio and Landec Ag. Apio is subject to produce sourcing issues during the winter months, and Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing no revenues during our first and second fiscal quarters,” commented Steele.

“Landec’s proprietary temperature-activated Intelimer® polymers are patent protected and are changing the economics and the quality of the food and seed products we have targeted. In addition, our technology is opening up new solutions in the medical, consumer and industrial markets. We have numerous technology-driven applications in our pipeline and look forward to developing several new products during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During fiscal year 2005, Apio introduced 16 new value-added produce product offerings. Apio currently sells over 110 value-added products to retail, club store and food service customers.

In April 2005, Apio introduced the BreatheWay™ trademark to represent the Landec Intelimer-based packaging for extending the shelf life of vegetables and fruit.

Landec’s BreatheWay food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere for the particular vegetable(s) in order to extend the shelf life of the produce. The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and to growers. As a result, Apio’s value-added vegetable products, using our proprietary BreatheWay packaging, grew to 65% of Apio’s revenues during fiscal year 2005, up from 60% during the same period last year.

During fiscal year 2005, Apio continued to grow its value-added business. Sales from the two fastest-growing product lines, which consist of vegetable trays and 12-ounce retail packages, collectively grew 42% compared to the prior year.

Apio recently announced the organization in May 2005 of its Apio Tech division to advance the sales of BreatheWay packaging technology for shelf-life sensitive vegetables and fruit, plus unique packaging solutions for large shipping containers and pallet-sized containers. Apio Tech’s initial focus is on the collaboration with Chiquita for banana packaging.

Landec Ag Increases Product Sales

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant corn during 2003. Commercial use of Early Plant hybrid corn continues to increase along with the existing line-up of Landec Ag commercial products which includes Pollinator Plus® coatings for inbred corn seed, Relay™ Cropping System of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar® brand for high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat Early Plant corn seed coating which prevents germination until the soil reaches the optimal soil germination temperature. Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur. Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant corn increased over 20% this spring to 68,000 acres from 56,000 acres in the spring of 2004 and increased 70% from 40,000 acres in the spring of 2003.

Early Plant corn planted in 2003 and 2004, performed consistently across all geographic areas, with farmers reporting good, uniform stands and significant yield benefits from avoiding late planting. In some cases, yields were higher than late-planted corn by as much as 40 bushels per acre, plus there were cost savings from lower drying costs due to harvesting corn with lower moisture content than late-planted corn. In addition, by planting corn earlier than normal, farmers gain a wider planting window which benefits their entire farming operation by spreading out their workload.

In 2005, Landec Ag sold its Intellicoat Early Plant coated corn seed through its own Fielder’s Choice Direct sales organization and through eight regional seed companies, up from six companies in the prior year. Landec Ag recently announced the planned acquisition of Heartland Hybrids, Inc., the second largest direct marketer of seed corn after Landec Ag’s Fielder’s Choice Direct® brand. With complementary strengths in geographic areas and sales channels, the new combined organization has the opportunity to develop the most efficient and effective sales, marketing and distribution system in the seed industry, expanding Landec Ag’s sales of both uncoated seed and Intellicoat coated seed.

Landec Ag’s first Intellicoat commercial product is called Pollinator Plus. Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies in the production of hybrid seed corn. The target market for Pollinator Plus is the production of hybrid seed corn representing approximately 650,000 acres in ten states. Pollinator Plus is being used by 38 major seed companies and is currently planted on over 80,000 seed production acres in the U.S.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach, through its branded seed company, Fielder’s Choice Direct. Fielder’s Choice Direct has developed a sophisticated telephonic and electronic call center which provides its sales force with in-depth information about the customer’s farming trends and requirements, while also helping the farmer to better evaluate seed choices in order to match appropriate offerings with the farmer’s specific requirements. The success of Fielder’s Choice comes, in part, from its expertise in selling directly to the farmer, bypassing the traditional and costly farmer-dealer system. We believe that this direct channel of distribution provides up to a 35% cost advantage compared to the farmer-dealer system.

With the planned purchase of Heartland Hybrids, Inc., Landec Ag expects to add strong regional presence in the northern corn belt and to benefit from the use of Heartland Hybrids’ computer-based Geographic Information System called CS 3, an advanced system developed to enhance the positioning of seed varieties and biotechnology traits for increased product performance.

Landec’s Intelimer Supply and Licensing Business Continues to Expand

Landec began shipping Intelimer polymers to L’Oreal of Paris in November 2003 for use in cosmetic and personal care products. L’Oreal has now commercialized initial products in Asia, Europe and the United States using Landec’s Intelimer polymer additives. The Company is working with L’Oreal and other companies to expand the use of Intelimer polymers in other cosmetic and personal care products. In addition, the Company has recently appointed Landec’s Chief Operating Officer, Dr. David Taft, to lead its licensing and supply business to focus on developmental efforts relating to new applications of our Intelimer materials outside of the food and agricultural markets.

Landec Fourth Quarter and Fiscal Year 2005 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, July 20, 2005, during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2005. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 238-0637 or (703) 639-1156 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, July 27th by calling (888) 266-2081 or (703) 925-2533, code #731949

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2004. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	May 29,	May 30,
ASSETS	2005	2004
Current Assets:	(unaudited)
Cash and cash equivalents	$12,871	$6,458
Marketable securities	1,968	—
Accounts receivable, net	15,881	15,349
Inventory	9,917	11,227
Notes and advances receivable	508	1,450
Prepaid expenses and other current assets	2,042	1,527
Assets held for sale	1,190	—

Total Current Assets	44,377	36,011
Property and equipment, net	17,275	18,341
Intangible assets, net	37,615	37,642
Other assets	808	1,013

	$100,075	$93,007

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$18,306	$15,390
Accrued compensation	1,907	1,570
Other accrued liabilities	2,141	2,506
Deferred revenue	557	807
Lines of credit	—	5,317
Current maturities of long term debt	548	1,505

Total Current Liabilities	23,459	27,095
Non-current portion of long term debt	2,540	2,174
Other non-current liabilities	550	637
Minority interest	1,466	1,552
Shareholders’ Equity:
Common stock	121,950	116,841
Accumulated deficit	(49,890)	(55,292)

Total Shareholders’ Equity	72,060	61,549

	$100,075	$93,007

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	May 29, 2005	May 30, 2004	May 29, 2005	May 30, 2004
Revenues:	(unaudited)	(unaudited)	(unaudited)
Product sales	$55,162	$57,222	$201,020	$185,664
Services revenues	912	1,067	3,705	5,791
Research, development, and royalty revenues	76	126	417	549
License fees	22	22	88	88

Total revenues	56,172	58,437	205,230	192,092
Cost of revenue:
Cost of product sales	44,623	46,590	171,164	158,911
Cost of services revenues	557	615	2,094	3,390

Total cost of revenue	45,180	47,205	173,258	162,301
Gross profit	10,992	11,232	31,972	29,791
Operating costs and expenses:
Research and development	568	858	2,543	3,452
Selling, general and administrative	5,769	5,745	23,412	22,284

Total operating costs and expenses	6,337	6,603	25,955	25,736

Operating income	4,655	4,629	6,017	4,055
Interest income	107	31	214	164
Interest expense	(82)	(115)	(414)	(811)
Other expense	(71)	(162)	(415)	(508)

Net income	4,609	4,383	5,402	2,900
Dividends on Series B preferred stock	¯	(120)	¯	(464)

Net income applicable to common shareholders	$4,609	$4,263	$5,402	$2,436

Basic net income per share	$0.19	$0.20	$0.23	$0.11

Diluted net income per share	$0.17	$0.17	$0.21	$0.12

Shares used in per share computations:
Basic	24,036	21,832	23,704	21,396

Diluted	24,963	24,469	24,614	23,556

LANDEC CORPORATION
FISCAL YEAR ENDED MAY 29, 2005
QUESTIONS AND ANSWERS

1) What are the Company’s expectations for fiscal year 2006?

Excluding the impact from acquisitions and the one time gain from the sale of land of $713,000 in fiscal year 2005, we expect revenues to grow over 10% and net income to grow 55% to 65%, compared to fiscal year 2005.

Specifically the growth opportunities and the challenges we face in fiscal year 2006 are:

Landec’s growth opportunities

a)	Increase Apio’s value-added revenues by over 10% while maintaining fiscal year 2005 margins.

b)	Increase Apio’s export revenues by 5% while maintaining historical margins.

c)	Reduce losses in Apio’s banana program by 65% to 70% from $1.0 million in fiscal year 2005 and increase revenues by selling banana packaging technology to Chiquita.

d)	Increase Landec Ag’s revenues, excluding the impact from the recently announced Heartland Hybrids acquisition, by 15% to 20% with gross margins of 33% to 36%.

e)	Increase Early Plant corn and Intellicoat coatings revenue by 40% to 50%.

f)	More than double product sales to L’Oreal.

g)	Enter into at least one new collaboration outside of food and ag.

Landec’s challenges and risks

a)	Raw material costs for produce and corn seed (including technology and royalty fees) are expected to increase by approximately $2.5 million in fiscal year 2006 compared to fiscal year 2005.

b)	Market share growth in our value-added vegetable business, particularly in our tray line, will be more difficult now that we are the market share leader.

c)	Recent annual growth in the U.S. corn seed industry has been less than 5%. To achieve our goal of growing Landec Ag revenues by 15% to 20% in fiscal year 2006 will require taking market share from other seed companies and require expanding the use of our Intellicoat® coating technology.

d)	The projected reduced losses in our banana program are dependent on the successful commercial launch into new sales channels by our partner Chiquita Brands International, Inc., including Chiquita’s effective logistical support for the new sales channels.

2)	How do you plan to double Landec Ag’s revenue growth in fiscal year 2006 from the 8% growth realized in fiscal year 2005, excluding the impact from the Heartland Hybrids acquisition?

One of Landec Ag’s primary issues over the last couple of years has been the challenge of generating new potential customer leads. Late in the 2005 selling season, Landec Ag developed a new technique for generating leads which resulted in our seed sales increasing ten percent late in the season versus our historical results of a ten percent decrease during that same time period. We believe that by implementing this new lead generation technique at the beginning of the sales season in fiscal year 2006, we will be able to significantly increase our leads and thus our revenues.

3)	One of the Company’s goals for fiscal year 2005 was to grow Early Plant corn revenues by 50%. Why did the Company fall short of this goal and do you see the growth increasing in fiscal year 2006?

Our growth plan for fiscal year 2005 was based on a combination of selling Early Plant corn under our Fielder’s Choice Direct® brand and under the brands of other seed companies. The Intellicoat team devoted a considerable amount of time and effort focused on entering into an agreement with one of the “big three” seed companies to incorporate our Intellicoat technology into their products. Unfortunately we were unsuccessful in doing this because the big seed companies are currently preoccupied with mergers and acquisitions and expanding their lines of genetically engineered traits. This focus on the big three diverted our limited resources away from promoting our own brand and from focusing on regional seed companies who are more receptive to using technology as a differentiating feature. Our plan for fiscal year 2006 is to focus on our Fielder’s Choice Direct brand and regional seed companies in order to improve product demand and increase market acceptance of our Early Plant corn. Our fiscal year 2006 revenue growth plan for Early Plant corn of 40% to 50% is not dependent on entering into an agreement with one of the top three seed companies.

4)	What impact will the Heartland Hybrids acquisition have on fiscal 2006 results?

We expect that fiscal year 2006 revenues from the Heartland Hybrids seed brand will be $8.0 million or more and that it will contribute to net income despite start up and integration related costs.

5) What progress has been made with Chiquita on the banana collaboration?

The development of initial packaging formats for the sale of Chiquita Brand bananas using our proprietary banana packaging technology has been completed and the initial small scale market test was a success. The second, much larger, market test is currently underway and should be completed within the next few months. Based on the second market test being a success, we are hopeful that Chiquita will expand the commercial selling of bananas packaged in our proprietary technology before the end of this calendar year.

6)	What are the primary reasons the Company is projecting raw material costs to increase by approximately $2.5 million in fiscal year 2006 compared to fiscal year 2005?

There are two primary reasons for the expected raw material cost increases – produce sourcing and seed corn supply.

Our produce sourcing costs, excluding weather related spikes, have remained relatively stable over the past several years. With our increasing need for produce due to growth, the cost to obtain our required produce supply is increasing.

Our cost for seed corn is increasing because as our percentage mix of seeds with new traits increases, we incur higher technology and royalty fees to obtain seeds with the desired genetics and traits from seed producing companies and trait suppliers.

7)	What levels of capital and R&D expenditures are expected in order to grow your core businesses?

For fiscal year 2006, we expect capital expenditures to increase to $5.0 million from $3.7 million in fiscal year 2005 as we expand and further automate our food processing capabilities at Apio. We expect R&D expenses for fiscal year 2006 to be higher than the $2.5 million spent during fiscal year 2005 as we focus on growing our R&D and licensing business both outside our core food and ag business as well as within our core businesses.

8)	What plans does the Company have to minimize the negative financial impact from winter sourcing issues that tends to plague the Company each year?

This past year was particularly harsh with near record winter rains in the Western U.S. and a particularly severe Hurricane season in the East affecting our financial results primarily during our fourth fiscal quarter. In planning for next winter, the Company intends to further enhance the strategies we have already begun, which include:

•	Improving supply and demand forecasting

•	Obtaining produce sourcing from even more geographically dispersed regions

•	Improving supply chain efficiencies

•	Continuing to diversify our product mix to become less reliant on broccoli

9) Are there any new developments in the licensing and supply business outside of food and ag?

We are actively pursuing and continue to receive interest from potential partners and/or supply customers for application of our technology in areas ranging from hair care, to industrial coatings, to medical devices. We have engaged a consulting firm to assist us in identifying and securing new partners. We have recently assigned David Taft, Landec’s Chief Operating Officer, to lead our Intelimer licensing and supply team and to apply his demonstrated operating expertise to this business. David has spent the last two and half years as Apio’s COO significantly improving Apio’s profitability. We expect to enter into at least one new collaboration during fiscal year 2006. In addition, we expect to more than double our product sales to L’Oreal.

10)	Are you planning other acquisitions, aside from Heartland Hybrids, during fiscal year 2006?

We are constantly looking for opportunities in all of our lines of business. The most likely targets would be companies where our technology is a good fit and/or companies that have strong synergies with our channels of distribution. As a result of our strong balance sheet, we are now well positioned to take advantage of potential opportunities.

11)	How do the results by line of business for the three and twelve months ended May 29, 2005 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months	Three months ended	Twelve months	Twelve months
	ended 5/29/05	5/30/04	ended 5/29/05	ended 5/30/04
Revenues:
Apio Value Added	$30,332	$27,351	$116,740	$101,067
Apio Trading (a)	8,941	14,869	58,660	59,311
Apio Tech (e)	52	322	52	1,715
Apio Service (b)	912	1,068	3,704	5,793

Total Apio	40,237	43,610	179,156	167,886
Landec Ag	15,821	14,638	25,648	23,641
Corporate	114	189	426	565

Total Revenues	56,172	58,437	205,230	192,092
Gross Profit:
Apio Value Added	4,559	4,816	17,422	15,792
Apio Trading	416	618	3,118	2,898
Apio Tech	15	(155)	15	(862)
Apio Service	383	452	1,638	2,403

Total Apio	5,373	5,731	22,193	20,231
Landec Ag	5,549	5,368	9,448	9,086
Corporate	70	133	331	474

Total Gross Profit	10,992	11,232	31,972	29,791
R&D:
Apio	206	284	831	1,246
Landec Ag	106	192	647	857
Corporate	256	382	1,065	1,349

Total R&D	568	858	2,543	3,452
S,G&A:
Apio	2,748	3,008	12,354	12,498
Landec Ag	2,126	1,991	7,857	7,017
Corporate	895	746	3,201	2,769

Total S,G&A	5,769	5,745	23,412	22,284
Other (c):
Apio	(861)	(760)	(3,387)	(3,255)
Landec Ag	(257)	(358)	(1,260)	(1,452)
Corporate	1,072	872	4,032	3,552

Total Other	(46)	(246)	(615)	(1,155)
Net Income (Loss):
Apio	1,558	1,679	5,621	3,232
Landec Ag (d)	3,060	2,827	(316)	(240)
Corporate	(9)	(123)	97	(92)

Net Income	$4,609	$4,383	$5,402	$2,900
Net Income Per Diluted Share	$0.17	$0.17	$0.21	$0.12

a)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

b)	Subsequent to the sale of the domestic vegetable business in June 2003, service revenues consist solely of revenues from Apio Cooling LP.

c)	Included in Other is net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.

d)	Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.

e)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.